SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 23, 2008

Boston Private Financial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Ten Post Office Square, Boston, Massachusetts 02109

(Address of principal executive offices)

(617) 912-1900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2008, William A. Gratrix agreed to join Boston Private Financial Holdings, Inc. (“Boston Private”) as Senior Vice President and Controller, effective as of July 23, 2008.

Pursuant to the letter agreement entered into between William A. Gratrix and Boston Private (the “Offer Letter”), Mr. Gratrix will receive a base salary of $220,000 per annum, a signing bonus of $60,000, an annual discretionary cash bonus ranging from 0%-50% of base salary, and on August 15, 2008, Mr. Gratrix will receive a grant of 7,500 stock options to purchase Boston Private’s common stock, which will vest evenly over three years. The Offer Letter further provides that beginning in 2009, Mr. Gratrix will be eligible to participate in Boston Private’s restricted stock and options program with a minimum target value defined for 2009 of $50,000.

Since 2004, Mr. Gratrix, 57, has been Vice President, Finance of Freddie Mac (Federal Home Loan Mortgage Corporation). From 1997–2003 and 1991–1993, Mr. Gratrix was Senior Vice President and Chief Financial Officer of Zurich North America, Small Business Division. Prior to joining Zurich North America, Mr. Gratrix worked at Capital Holding (now Aegon) Corporation, where he served as Vice President for the Accumulation and Investment Group. Prior to joining Capital Holding Corporation, Mr. Gratrix held several managerial positions with Ernst & Young, Deloitte & Touche and PriceWaterhouseCoopers.

There are no family relationships among Mr. Gratrix and any other directors or officers of Boston Private.

There have been no transactions nor are there any proposed transactions between Boston Private and Mr. Gratrix that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Gratrix’s appointment as Senior Vice President and Controller has been approved by Boston Private’s board of directors at its July 22, 2008 meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ John A. Beccia III
Name: John A. Beccia III Title: Senior Vice President and Assistant General Counsel

Date: July 29, 2008